[Corporate Logo]  BROOKS FIBER PROPERTIES

Your Gateway                                       Brooks Fiber Properties, Inc.
To The                                       425 Woods Mill Road South/Suite 300
Information Age                                   Town & Country, Missouri 63017
                                                 314 878-1616   Fax 314 878-3211

FOR IMMEDIATE RELEASE

Contact: Waymon R. Tipton
Senior Vice President
(800) 799-8914, ext. 313

                  BROOKS FIBER PROPERTIES AND CENTURY TELEPHONE
           ENTERPRISES, INC. SIGN DEFINITIVE AGREEMENT TO MERGE METRO
                     ACCESS NETWORKS, INC. WITH BROOKS FIBER
                                -----------------

              MERGER TO ESTABLISH BROOKS IN KEY STATE OF TEXAS WITH
                         FIBER NETWORKS IN SEVEN CITIES

St. Louis, MO (March 31, 1997) - Brooks Fiber Properties, Inc. (Nasdaq/NM:BFPT) today announced the signing of a definitive agreement with Century Telephone Enterprises, Inc. (NYSE:CTL) for the merger of Metro Access Networks, Inc. ("MAN"), Century's competitive local exchange carrier (CLEC) in Texas, and Brooks Fiber. The merger will consist of MAN's networks in seven Texas cities, including 326 route miles of fiber optic cable (representing a 31% increase in Brooks Fiber's route miles nationwide) in operating networks in Dallas, Ft. Worth, San Antonio and Austin and networks under development in Houston, Corpus Christi and Waco. In exchange, the shareholders of MAN will receive approximately 5,000,000 shares, based upon an exchange rate of $20.60 per share, of Brooks Fiber common stock and will have representation on Brooks Fiber's Board of Directors. As a result, Century will own approximately 12% of the outstanding common stock of the Company.

         In addition, Brooks Fiber and Century intend to form a joint venture to develop full-service competitive local exchange networks in new markets throughout the state of Michigan on a 50/50 basis, allowing both companies to leverage their respective strengths in the Michigan market. The consummation of this transaction, which is expected in the second quarter of 1997 is subject to certain regulatory approvals and certain other closing conditions.

         Commenting on the announcement, James C. Allen, Brooks Fiber Properties' chief executive officer, said, "With four of the Texas networks fully operational, this transaction will provide Brooks Fiber an early-to-market advantage in these key markets without incurring significant development expenses. Importantly, this acquisition, when combined with our other recently announced expansions into new cities, does not change the Company's previously announced expectations regarding the timing of peak EBITDA losses and subsequent EBITDA breakeven. In addition, by establishing a significant presence in Texas through this merger, we believe the Company has built a critical mass of assets in operation or in development sufficient to provide service in a very cost effective manner

                                     -MORE-

BFPT Signs Definitive Agreement With Century Telephone
Page 2
March 31, 1997

nationwide. Since Brooks Fiber's founding some three years ago, our strategy has included a significant focus on growing via strategic acquisitions and new market development. This acquisition places us at least twelve months ahead of our expansion goals and reduces that focus greatly, allowing us to concentrate on efficiently growing our existing markets in order to move quickly toward EBITDA breakeven.

         "We are very enthusiastic about strategic partnership with Century and the natural operational synergies that this relationship will create. By leveraging Brooks Fiber's CLEC expertise with the extensive full service LEC experience of Century, we believe this combination creates a stronger operating Company better positioned to pursue the full range of rapidly expanding CLEC opportunities. Equally important, this relationship signifies the confidence that an established, large and sophisticated telecommunications company like Century has placed in Brooks Fiber, and once again reaffirms the inherent value in the market for competitive local exchange service."

         Allen continued, "This purchase also provides us with an excellent opportunity to expand our national coverage and establish a strategic market presence in Texas, the third largest telecommunications state in the country. The addition of these markets represents a significant increase in our addressable market potential, to approximately $29 billion for 44 markets from approximately $21 billion in our existing 37 markets, and places us well ahead of our strategic goal to reach 40 cities by the end of 1997."

         Glen P. Post, III, President and Chief Executive Officer of Century, commented, "We view this transaction as a tremendous opportunity for both Companies to leverage their unique strengths and capabilities, and fully capitalize on the opportunities that competition brings to the dynamic telecommunications marketplace. In looking for a strategic partner, we surveyed the CLEC industry and believe that Brooks Fiber has the most to offer Century, as their experience and success have demonstrated a superior ability to execute and be a leading competitive local exchange carrier."

         The statements contained in this release which are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the Company. Such risk include, but are not limited to, the Company's ability to move more quickly toward EBITDA breakeven and the Company and Century joint-venture's ability to successfully market its services to current and new customers, access markets, identify, finance and complete suitable acquisitions, design fiber optic backbone routes, install cable and facilities, including switching, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as favorable regulatory, legislative and judicial developments.

         Century Telephone Enterprises, Inc., provides a range of communications services including local exchange, wireless, long distance and Internet access to more than one million customers in 14 states. The Company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. Century is the 16th largest local exchange telephone company, based on access lines, and the 12th largest cellular company, based on population equivalents owned, in the United States. Visit Century's corporate website at www.centurytel.com.


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BFPT Signs Definitive Agreement With Century Telephone
Page 2
March 31, 1997

         Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, is a leading full service provider of competitive local telecommunications services in cities across the United States. With networks operational or under development in 44 U.S. cities, the Company provides its customers with advanced and reliable high-capacity voice, video, data and other enhanced services.

         You can now receive fax copies of recent Brooks Fiber news releases 24 hours a day by calling 1-800-758-5804 and entering 102207 or visit Brooks Fiber on the Internet at www.Brooks.net.

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